Exhibit 99.1

Apple Hospitality REIT, Inc. Reports Results of Operations for First Quarter of 2015

RICHMOND, Va.--(BUSINESS WIRE)-- Apple Hospitality REIT, Inc. (the “Company” or “Apple Hospitality”) today announced results of operations for the first quarter of 2015.

First Quarter 2015 Highlights (as compared to First Quarter 2014):

•	Comparable Hotels revenue per available room (RevPAR) increased by 7.6 percent to $93.69.

•	Comparable Hotels Adjusted Hotel EBITDA increased 15.4 percent to $74.6 million.

•	Comparable Hotels Adjusted Hotel EBITDA Margins increased by 210 basis points to 36.7 percent.

•	Modified funds from operations (MFFO) was $62.8 million.

•	Completed the sale of 18 non-strategic hotels for $206.4 million.

•	Distributions of $0.17 per share.

Justin Knight, President and Chief Executive Officer, stated, “2014 was a landmark year for Apple Hospitality and 2015 is off to a solid start. We believe we have positioned the Company for future growth opportunities with the completion of the mergers of Apple REIT Seven, Inc. and Apple REIT Eight, Inc. into Apple Hospitality (formerly Apple REIT Nine, Inc.) in 2014 and we look forward to providing our existing shareholders with a flexible option of liquidity with the planned listing of the Company’s common shares on the New York Stock Exchange later this month. We believe that with our high quality hotel portfolio, our exceptional operating platform and our conservatively levered balance sheet, the Company is well positioned to enhance shareholder value as hotel industry fundamentals continue to strengthen.”

Hotel Portfolio Overview (as of March 31, 2015):

•	Number of hotels – 173

•	Number of rooms – 22,003

•	Number of Marriott® branded hotels – 90

•	Number of Hilton® branded hotels – 83

•	Number of states where hotels are located – 32

The Company defines metrics from “Comparable Hotels” as results generated by the 173 hotels owned as of the end of the reporting period. For the hotels acquired through the Apple REIT Seven, Inc. (“Apple Seven”) and Apple REIT Eight, Inc. (“Apple Eight”) mergers on March 1, 2014, the Company has included results for those hotels during periods prior to the Company’s ownership (January and February 2014) and the Company has excluded results for properties sold during the periods.

Selected Statistical and Financial Data
As of and For the Three Months Ended March 31, 2015
(in thousands, except statistical and per share amounts)(1)

Comparable Hotels ADR	$126.56
Comparable Hotels Occupancy	74.0%
Comparable Hotels RevPAR	$93.69
Comparable Hotels RevPAR Growth(2)	7.6%

Adjusted EBITDA	$71,103
Modified FFO	$62,824
Modified FFO per share	$0.17
Net income	$43,867
Net income per share	$0.12

Distributions	$63,417
Distribution per share	$0.17
Weighted avg. shares outstanding basic and diluted	372,892
Total shares outstanding	372,644
Total debt outstanding	$607,016

Net debt to trailing twelve month Adjusted EBITDA	1.8

_________________________________
1	Explanations of and reconciliations to Net Income of Adjusted EBITDA and Modified FFO, are included at the end of this release.
2	Compared to three months ended March 31, 2014.

Transactional Activity

During the first quarter of 2015, the Company completed the previously disclosed sale of 18 properties for approximately $206 million and recognized a gain on sale of approximately $16 million. A portion of the proceeds from the sale was used to reduce the Company’s outstanding balance on its revolving credit facility. The Company plans to use the increased availability under its revolving credit facility and cash on hand to purchase additional hotel properties and fund hotel renovations. Subsequent to March 31, 2015, the Company has entered into contracts to purchase five hotels with a combined purchase price of approximately $146 million. Although the Company is working towards acquiring these hotels, there are many conditions to closing that have not yet been satisfied and there can be no assurance that a closing on these hotels will occur under the outstanding purchase contracts.

Capital Improvements

The Company has ongoing capital commitments to fund its capital improvements. During the three months ended March 31, 2015, the Company invested approximately $12.4 million in capital expenditures and currently plans on investing an additional $40 to $50 million during the remainder of 2015.

Balance Sheet

At March 31, 2015, Apple Hospitality had approximately $607 million of indebtedness with a current combined weighted average interest rate of approximately 4.8% for 2015, comprised of $507 million in property level debt (46 hotels) and $100 million outstanding on its $345 million unsecured credit facility. The Company’s credit facility is comprised of a $100 million term loan and a $245 million revolving credit facility. Apple Hospitality’s combined unrestricted cash and undrawn capacity on its revolving credit facility at March 31, 2015, was $292 million. In connection with the Company’s planned listing of its common shares and the planned tender offer and potential share buyback program discussed below, the Company intends to enter into a larger credit facility. Although there can be no assurance of completing a new facility, the Company currently expects to increase its total unsecured credit facility to approximately $965 million with terms similar to its existing facility.

Subsequent Events and Liquidity Update

Apple Hospitality intends to list its common shares on the New York Stock Exchange (NYSE) under the ticker symbol “APLE” on or about May 18, 2015. The listing remains subject to approval by the NYSE.

The Company will also complete a 50% reverse share split immediately prior to, but subject to the effectiveness of listing on the NYSE. This reverse share split was approved by the Apple Hospitality shareholders at the time of the mergers with Apple Seven and Apple Eight in 2014.

On or about the listing date, the Company expects to commence a modified “Dutch Auction” tender offer to purchase up to $200 million of Apple Hospitality’s common shares. If the tender offer is commenced, the Company currently intends to select the lowest price, within an anticipated range of $19.00 to $21.00 ($9.50 to $10.50 pre-reverse share split) per share net to the tendering shareholder in cash, less any applicable withholding taxes and without interest, which would allow the Company to purchase up to the full $200 million of its common shares. The Company expects to provide shareholders the opportunity to tender all or a portion of their shares, but if the tender offer is oversubscribed, shares would be accepted on a prorated basis. If the Company commences the tender offer, the full details will be included in an offer to purchase, and related materials which will become available to all shareholders promptly following commencement of the tender offer and filed with the Securities and Exchange Commission (“SEC”) in accordance with applicable securities laws.

In addition, the Board of Directors has authorized a share buyback program of up to $500 million of Apple Hospitality’s common shares following the completion of the tender offer. If and when the share buyback program is commenced, the timing of share repurchases and the number of common shares to be repurchased under this program will depend upon prevailing market conditions, regulatory requirements and other factors.

Shareholder Distributions

The Company currently pays an annual distribution of $0.68 per common share (pre-reverse split). As a publicly traded company, the Company’s Board of Directors intends to continue to pay distributions on a monthly basis. On April 23, 2015, the Board of Directors, in anticipation of listing, authorized monthly distributions at an annual rate of $1.20 (equivalent to $0.60 pre-reverse split) per common share. This new distribution rate will be payable effective with the planned June 15, 2015 distribution to shareholders of record at the close of business on May 29, 2015. The Board of Directors, in consultation with management, will continue to regularly monitor the Company’s distribution rate relative to the performance of its hotels, capital improvement needs, varying economic cycles, acquisitions and dispositions. At its discretion, the Board of Directors may make adjustments as determined to be prudent in relation to other cash requirements of the Company.

2015 Outlook

Apple Hospitality is providing an operational and financial outlook for the 2015 fiscal year for the Company. This outlook, which is based on management’s current view of operating and economic fundamentals, does not contemplate acquisitions, dispositions, or capital market activities beyond those discussed above, nor does it take into account the impact of any unanticipated developments in its business or changes in its operating environment. Apple Hospitality may change its outlook during the year as actual and anticipated results vary from management’s assumptions.

	2015 Guidance
	Low-End	High- End

Comparable Hotels RevPAR Growth	5%	7%
Adjusted EBITDA	$310 million	$330 million

About Apple Hospitality REIT, Inc.

Apple Hospitality REIT, Inc. is a public real estate investment trust (REIT) that owns one of the largest portfolios of upscale, select service, extended stay and full service hotels in the United States. The Company’s portfolio of 173 hotels, with 22,003 guestrooms, is diversified across the Hilton® and Marriott® families of brands with locations in urban, high-end suburban and developing markets across 32 states. The Company’s hotels operate under the Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Fairfield Inn & Suites® by Marriott®, Marriott® Hotels & Resorts, Renaissance® Hotels, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Embassy Suites Hotels®, Hampton Inn®, Hampton Inn & Suites®, Hilton®, Hilton Garden Inn®, Home2 Suites by Hilton® and Homewood Suites by Hilton® brands. For more information, please visit www.applehospitalityreit.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are typically identified by use of terms such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements, including statements regarding the timing and certainty of a listing of the Company’s common shares on the New York Stock Exchange and other related events, involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Hospitality REIT, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, the ability of the Company to effectively acquire and dispose of properties; the ability of the Company to implement its operating strategy; the ability of the Company to provide liquidity opportunities for its shareholders; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; the outcome of current and future litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a real estate investment trust. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this correspondence will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. In addition, the Company’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Readers should carefully review the Company’s financial statements and the notes thereto, as well as the risk factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Any forward looking statement that the Company makes speaks only as of the date of this correspondence. The Company undertakes no obligation to publicly update or revise any forward looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

This press release is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The tender offer will be made only pursuant to an offer to purchase and related materials the Company intends to distribute to its shareholders and file with the SEC. The full details of the planned modified “Dutch Auction” tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase and other related materials, which the Company will publish, send or give to shareholders, and file such materials with the SEC. Shareholders are urged to read carefully the offer to purchase and other related materials when they become available because they contain important information, including the terms and conditions of the tender offer. Shareholders may obtain free copies of the offer to purchase and other related materials after they are filed by the Company with the SEC at the SEC’s website at www.sec.gov and also at the Company’s website.

For additional information, visit www.applehospitalityreit.com

Apple Hospitality REIT, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Investment in real estate, net of accumulated depreciation of $327,243 and $296,559, respectively	$3,482,039	$3,492,821
Assets held for sale	0	195,588
Cash and cash equivalents	46,905	0
Restricted cash-furniture, fixtures and other escrows	30,694	32,526
Due from third party managers, net	39,337	22,879
Other assets, net	35,398	35,935
Total Assets	$3,634,373	$3,779,749

Liabilities
Credit facility	$100,000	$191,600
Mortgage debt	507,016	517,970
Accounts payable and other liabilities	43,384	55,555
Total Liabilities	650,400	765,125

Shareholders' Equity
Preferred stock, authorized 30,000,000 shares; none issued and outstanding	0	0
Common stock, no par value, authorized 800,000,000 shares; issued and outstanding 372,643,935 and 373,820,814 shares, respectively	3,726,501	3,737,328
Accumulated other comprehensive loss	(785)	(511)
Distributions greater than net income	(741,743)	(722,193)
Total Shareholders' Equity	2,983,973	3,014,624

Total Liabilities and Shareholders' Equity	$3,634,373	$3,779,749

Note:
The Consolidated Balance Sheets and corresponding footnotes can be found in the Company’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2015.

Apple Hospitality REIT, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Room	$192,013	$125,442
Other	18,339	11,679
Total revenue	210,352	137,121

Expenses:
Operating	54,605	35,256
Hotel administrative	17,156	10,358
Sales and marketing	17,098	11,084
Utilities	8,158	5,390
Repair and maintenance	9,169	5,612
Franchise fees	8,822	5,716
Management fees	7,505	4,933
Property taxes, insurance and other	11,561	7,126
Ground lease	2,501	872
General and administrative	5,547	2,519
Transaction and potential listing costs	1,224	2,110
Series B convertible preferred share expense	0	117,133
Depreciation	30,719	19,559
Total expenses	174,065	227,668

Operating income (loss)	36,287	(90,547)

Interest and other expense, net	(7,737)	(3,524)
Gain on sale of real estate	15,629	0

Income (loss) before income taxes	44,179	(94,071)

Income tax expense	(312)	(391)

Net income (loss)	$43,867	$(94,462)

Unrealized gain (loss) on interest rate derivative	(274)	468

Comprehensive income (loss)	$43,593	$(93,994)

Basic and diluted net income (loss) per common share	$0.12	$(0.38)

Weighted average common shares outstanding - basic and diluted	372,892	248,665

Note:
The Consolidated Statements of Operations and Comprehensive Income (Loss) and corresponding footnotes can be found in the Company’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2015.

Apple Hospitality REIT Non-GAAP Financial Measures

The Company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: Funds from Operations (“FFO”); Modified FFO (“MFFO”); Earnings before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”); Adjusted EBITDA (“Adjusted EBITDA”); and Adjusted Hotel EBITDA (“Adjusted Hotel EBITDA”). These non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss), cash flow from operations or any other operating GAAP measure. FFO, MFFO, EBITDA, Adjusted EBITDA, and Adjusted Hotel EBITDA are not necessarily indicative of funds available to fund the Company’s cash needs, including its ability to make cash distributions. Although FFO, MFFO, EBITDA, Adjusted EBITDA, and Adjusted Hotel EBITDA, as calculated by the Company, may not be comparable to FFO, MFFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA as reported by other companies that do not define such terms exactly as the Company defines such terms, the Company believes these supplemental measures are useful to investors when comparing the Company’s results between periods and with other REITs.

Apple Hospitality REIT, Inc.
Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures
Reconciliation of Net Income (Loss) to FFO and MFFO
(Unaudited)
(in thousands)

The Company calculates and presents FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income (loss) (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains or losses from sales of real estate, extraordinary items as defined by GAAP, the cumulative effect of changes in accounting principles, plus real estate related depreciation, amortization and impairments, and adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. The Company further believes that by excluding the effects of these items, FFO is useful to investors in comparing its operating performance between periods and between REITs that report FFO using the NAREIT definition, even though FFO does not represent an amount that accrues directly to common shareholders.

The Company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO, including: (i) the exclusion of the non-cash Series B convertible preferred share conversion expense and transaction and potential listing costs as these do not represent ongoing operations and (ii) the exclusion of non-cash straight-line ground lease expense as this expense does not reflect the underlying performance of the related hotels. The Company presents MFFO when evaluating its performance because it believes that it provides further useful supplemental information to investors regarding its ongoing operating performance.

The following table reconciles the Company’s GAAP net income (loss) to FFO and MFFO for the three months ended March 31, 2015 and 2014 (in thousands).

	Three Months Ended
	March 31,
	2015	2014
Net income (loss)	$43,867	$(94,462)
Depreciation of real estate owned	30,489	19,483
Gain on sale of real estate	(15,629)	-
Amortization of favorable and unfavorable leases, net	2,023	104
Funds (loss) from operations	60,750	(74,875)
Series B convertible preferred share expense	-	117,133
Transaction and potential listing costs	1,224	2,110
Non-cash straight-line ground lease expense	850	294
Modified funds from operations	$62,824	$44,662

Apple Hospitality REIT, Inc.
Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures
Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA
(Unaudited)
(in thousands)

EBITDA is a commonly used measure of performance in many industries and is defined as net income (loss) excluding interest, income taxes and depreciation and amortization. The Company believes EBITDA is useful to investors because it helps the Company and its investors evaluate the ongoing operating performance of the Company by removing the impact of its capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). In addition, certain covenants included in the Company’s indebtedness use EBITDA, as defined in the specific credit agreement, as a measure of financial compliance.

The Company considers the exclusion of certain additional items from EBITDA useful, including: (i) the exclusion of the non-cash Series B convertible preferred share conversion expense, transaction and potential listing costs, and the gain on sale of real estate as these do not represent ongoing operations and (ii) the exclusion of non-cash straight-line ground lease expense as this expense does not reflect the underlying performance of the related hotels.

The Company considers excluding the effect of corporate-level expenses (Adjusted Hotel EBITDA) as a more complete understanding of the operating results over which individual hotels and operators have direct control. The Company believes property-level results provide investors with supplemental information about the ongoing operational performance of the Company’s hotels and the effectiveness of the operators of the hotels.

The following table reconciles the Company’s GAAP net income (loss) to EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA for the three months ended March 31, 2015 and 2014 (in thousands).

	Three Months Ended
	March 31,
	2015	2014
Net income (loss)	$43,867	$(94,462)
Depreciation	30,719	19,559
Amortization of favorable and unfavorable leases, net	2,023	104
Interest and other expense, net	7,737	3,524
Income tax expense	312	391
EBITDA	84,658	(70,884)
Series B convertible preferred share expense	-	117,133
Transaction and potential listing costs	1,224	2,110
Gain on sale of real estate	(15,629)	-
Non-cash straight-line ground lease expense	850	294
Adjusted EBITDA	71,103	48,653

General and administrative expense	5,547	2,519

Adjusted Hotel EBITDA	76,650	51,172

Adjusted Hotel EBITDA from properties acquired in Apple Seven and Apple Eight mergers for periods prior to mergers	-	17,415

Adjusted Hotel EBITDA from properties disposed during period	(2,003)	(3,900)

Comparable Hotels Adjusted Hotel EBITDA	$74,647	$64,687

Total revenue	210,352	137,121

Total revenue from properties acquired in Apple Seven and Apple Eight mergers for periods prior to mergers	-	61,665

Total revenue from properties disposed during period	(6,777)	(11,907)

Comparable Hotels Total revenue	$203,575	$186,879

Comparable Hotels Adjusted Hotel EBITDA Margin %	36.7%	34.6%

Apple Hospitality REIT, Inc.
Debt Summary
($ in thousands)
March 31, 2015

	2015	2016	2017	2018	2019	Thereafter	Total
Total debt:
Maturities	$78,685	$135,787	$95,182	$5,756	$106,031	$181,936	$603,377
Average interest rates	4.8%	4.6%	4.3%	4.1%	4.3%	4.6%

Variable rate debt:
Maturities	$585	$780	$36,945	$-	$100,000	$-	$138,310
Average interest rates (1)	3.4%	3.4%	3.3%	3.1%	3.1%	0.0%

Fixed rate debt:
Maturities	$78,100	$135,007	$58,237	$5,756	$6,031	$181,936	$465,067
Average interest rates	5.3%	5.1%	4.8%	4.6%	4.6%	4.6%
________
(1) The average interest rate gives effect to interest rate swaps, as applicable and excludes unamortized fair value adjustment.

Apple Hospitality REIT, Inc.
Comparable Hotels Operating Metrics by Region

Region/State		Occupancy			ADR			RevPAR			% of Adjusted Hotel EBITDA
	# of Hotels	Q1 2015	Q1 2014	Var	Q1 2015	Q1 2014	Var	Q1 2015	Q1 2014	Var	Q1 2015
East North Central
Illinois	4	67.5%	63.6%	6.1%	$125.57	$121.15	3.7%	$84.74	$77.04	10.0%	2.4%
Indiana	2	71.7%	67.4%	6.5%	$99.35	$93.02	6.8%	$71.27	$62.67	13.7%	0.7%
Ohio	1	62.8%	66.5%	(5.6%)	$122.14	$118.17	3.4%	$76.67	$78.56	(2.4%)	0.4%
Michigan	1	72.2%	68.1%	6.1%	$121.85	$118.13	3.2%	$87.97	$80.40	9.4%	0.7%
Total	8	68.4%	65.3%	4.7%	$118.90	$114.28	4.0%	$81.33	$74.67	8.9%	4.1%

East South Central
Alabama	10	70.0%	67.3%	4.0%	$106.14	$103.00	3.1%	$74.27	$69.27	7.2%	3.2%
Mississippi	3	69.4%	68.0%	2.1%	$98.75	$97.41	1.4%	$68.53	$66.23	3.5%	0.8%
Tennessee	6	79.4%	81.7%	(2.7%)	$141.34	$133.68	5.7%	$112.29	$109.15	2.9%	4.4%
Total	19	73.4%	72.6%	1.0%	$119.16	$114.93	3.7%	$87.42	$83.48	4.7%	8.4%

Middle Atlantic
Pennsylvania	3	59.7%	61.9%	(3.5%)	$139.93	$137.61	1.7%	$83.48	$85.11	(1.9%)	1.5%
New Jersey	5	65.6%	61.2%	7.1%	$129.28	$133.07	(2.8%)	$84.77	$81.50	4.0%	1.9%
New York	2	72.7%	78.7%	(7.6%)	$173.48	$181.17	(4.2%)	$126.16	$142.51	(11.5%)	0.9%
Total	10	65.8%	66.0%	(0.4%)	$144.95	$149.46	(3.0%)	$95.38	$98.70	(3.4%)	4.3%

Mountain
Arizona	7	81.5%	79.5%	2.5%	$130.65	$115.57	13.1%	$106.47	$91.92	15.8%	5.9%
Colorado	2	72.2%	67.1%	7.5%	$122.53	$115.39	6.2%	$88.44	$77.47	14.2%	1.0%
Idaho	2	64.7%	66.9%	(3.3%)	$109.58	$104.83	4.5%	$70.90	$70.16	1.1%	1.4%
Utah	2	70.7%	78.3%	(9.7%)	$104.96	$97.24	7.9%	$74.24	$76.18	(2.5%)	0.8%
Total	13	75.0%	74.9%	0.1%	$122.13	$110.71	10.3%	$91.56	$82.90	10.4%	9.2%

New England
Massachusetts	4	66.9%	69.5%	(3.8%)	$118.44	$113.55	4.3%	$79.19	$78.96	0.3%	1.4%
Total	4	66.9%	69.5%	(3.8%)	$118.44	$113.55	4.3%	$79.19	$78.96	0.3%	1.4%

Pacific
Alaska	1	81.6%	86.3%	(5.5%)	$156.52	$148.25	5.6%	$127.69	$127.99	(0.2%)	0.9%
California	19	80.2%	77.5%	3.5%	$136.93	$128.55	6.5%	$109.81	$99.59	10.3%	14.0%
Washington	4	80.4%	75.7%	6.2%	$149.78	$136.31	9.9%	$120.43	$103.24	16.6%	4.1%
Total	24	80.3%	77.6%	3.5%	$140.32	$131.06	7.1%	$112.68	$101.72	10.8%	19.1%

South Atlantic
Florida	15	88.3%	84.3%	4.8%	$146.67	$136.15	7.7%	$129.56	$114.74	12.9%	13.6%
Georgia	5	75.5%	74.8%	0.9%	$103.81	$98.49	5.4%	$78.34	$73.68	6.3%	1.7%
Maryland	2	53.0%	60.8%	(12.8%)	$117.53	$114.52	2.6%	$62.27	$69.58	(10.5%)	0.3%
North Carolina	9	69.6%	63.4%	9.8%	$101.89	$97.66	4.3%	$70.94	$61.94	14.5%	3.1%
South Carolina	3	73.2%	69.3%	5.6%	$107.09	$99.74	7.4%	$78.37	$69.11	13.4%	1.1%
Virginia	14	66.0%	63.1%	4.7%	$116.37	$109.46	6.3%	$76.86	$69.02	11.3%	7.0%
Total	48	74.0%	70.9%	4.3%	$123.50	$116.22	6.3%	$91.35	$82.43	10.8%	26.8%

West North Central
Kansas	4	67.5%	65.2%	3.5%	$102.71	$100.02	2.7%	$69.35	$65.22	6.3%	0.9%
Minnesota	1	64.2%	61.3%	4.8%	$100.75	$97.06	3.8%	$64.70	$59.49	8.7%	0.2%
Missouri	4	72.6%	68.9%	5.4%	$123.82	$118.70	4.3%	$89.91	$81.78	9.9%	2.2%
Nebraska	1	72.2%	66.5%	8.5%	$120.70	$120.34	0.3%	$87.13	$80.06	8.8%	0.8%
Total	10	70.0%	66.6%	5.2%	$114.54	$110.92	3.3%	$80.23	$73.86	8.6%	4.1%

West South Central
Arkansas	4	61.6%	54.1%	13.8%	$112.97	$104.32	8.3%	$69.53	$56.41	23.3%	1.4%
Louisiana	4	80.0%	75.6%	5.8%	$136.97	$131.05	4.5%	$109.60	$99.11	10.6%	3.4%
Oklahoma	1	77.1%	79.5%	(3.0%)	$141.31	$164.98	(14.3%)	$108.99	$131.13	(16.9%)	1.3%
Texas	28	75.9%	75.1%	1.1%	$123.80	$119.90	3.3%	$93.98	$90.03	4.4%	16.4%
Total	37	75.2%	73.5%	2.3%	$125.44	$122.40	2.5%	$94.30	$89.90	4.9%	22.5%

Total Portfolio	173	74.0%	72.1%	2.6%	$126.56	$120.87	4.7%	$93.69	$87.11	7.6%	100.0%
Note:
State categorization is based on census region designation.

Apple Hospitality REIT, Inc.
Comparable Hotels Operating Metrics by Chain Scale

Chain Scale		Occupancy			ADR			RevPAR			% of Adjusted Hotel EBITDA
	# of Hotels	Q1 2015	Q1 2014	Var	Q1 2015	Q1 2014	Var	Q1 2015	Q1 2014	Var	Q1 2015
Upper Upscale
Embassy Suites	2	84.8%	84.6%	0.1%	$152.88	$141.48	8.1%	$129.57	$119.73	8.2%	2.0%
Hilton	1	78.9%	77.1%	2.4%	$165.74	$156.75	5.7%	$130.77	$120.79	8.3%	1.8%
Marriott	3	67.2%	66.6%	0.8%	$134.80	$131.17	2.8%	$90.55	$87.39	3.6%	3.8%
Renaissance	1	77.2%	80.4%	(4.1%)	$208.67	$230.66	(9.5%)	$161.02	$185.53	(13.2%)	0.5%
Total	7	73.6%	73.5%	0.2%	$153.59	$151.34	1.5%	$113.07	$111.18	1.7%	8.1%

Upscale
Courtyard	31	69.0%	66.8%	3.3%	$126.45	$120.43	5.0%	$87.28	$80.43	8.5%	17.4%
Hilton Garden Inn	30	73.8%	72.3%	2.0%	$124.59	$118.21	5.4%	$91.91	$85.46	7.6%	18.2%
Homewood Suites	23	77.1%	75.0%	2.8%	$137.79	$131.89	4.5%	$106.23	$98.90	7.4%	13.0%
Residence Inn	26	78.8%	75.5%	4.5%	$130.10	$122.13	6.5%	$102.57	$92.17	11.3%	15.9%
SpringHill Suites	14	71.7%	69.7%	2.8%	$105.47	$98.86	6.7%	$75.58	$68.95	9.6%	6.0%
Total	124	73.8%	71.6%	3.0%	$126.21	$119.63	5.5%	$93.09	$85.63	8.7%	70.5%

Upper Midscale
Fairfield Inn	1	87.4%	79.1%	10.4%	$117.27	$105.59	11.1%	$102.46	$83.57	22.6%	0.3%
Fairfield Inn & Suites	6	78.2%	74.9%	4.4%	$111.42	$102.09	9.1%	$87.12	$76.45	14.0%	3.2%
Home2 Suites	2	85.1%	87.1%	(2.3%)	$131.06	$119.81	9.4%	$111.53	$104.35	6.9%	1.7%
Hampton Inn	10	75.0%	71.9%	4.3%	$131.32	$123.90	6.0%	$98.51	$89.08	10.6%	6.5%
Hampton Inn & Suites	15	72.7%	71.4%	1.8%	$122.88	$124.73	(1.5%)	$89.29	$89.00	0.3%	7.1%
TownePlace Suites	8	73.0%	72.6%	0.5%	$94.79	$91.80	3.3%	$69.18	$66.66	3.8%	2.7%
Total	42	75.0%	73.2%	2.5%	$119.05	$114.68	3.8%	$89.31	$83.91	6.4%	21.5%

Total Portfolio	173	74.0%	72.1%	2.6%	$126.56	$120.87	4.7%	$93.69	$87.11	7.6%	100.0%
Note:
Brand categorization is based on census chain scale designation.

Contacts
Apple Hospitality REIT, Inc. Kelly Clarke, Director of Investor Services 804-727-6321 kclarke@applereit.com

Source: Apple Hospitality REIT, Inc.